Execution *Confidential*

Content Licensing Agreement Cover Sheet

Between Digital Retailer and Company
Effective Date: September 30, 2008

Company Name:	Isolation Network, Inc. (d/b/a "INgrooves" and "ONE Digital Distribution")
Company Address:	444 Spear Street, Suite 213 San Francisco, CA 94105 Tel: 415-489-7000
Business Development Contact Info:	Renee Reed, (renee@ingrooves.com)
Royalty Contact Info:	Marie Thiebaud statements@ingrooves.com
Legal/Business Contact Info:	Maia T. Spilman (maia@ingrooves.com)

Digital Retailer:	WinSonic Digital Media Group, Ltd
Digital Retailer Address:	101 Marietta Street, Suite 2600 Atlanta, GA 30303 Tel: 404-230-5705, Fax: 404-230-5710
Senior Management Contact Info:	Winston D. Johnson (ext. 2233) winston@winsonic.net
Operational Contact Info:	Katie Ashcraft (ext. 2239) kashcraft@wdcsn.net
Royalty Contact Info:	Katie Ashcraft (ext. 2239) kashcraft@wdcsn.net
Legal Contact Info:	David Kovacs (212-918-8218) Hogan & Hartson LLP

LEGAL OK

Content Licensing Agreement

This Agreement is entered into as of September 30, 2008 (the "Effective Date") by Isolation Network, Inc. d/b/a "INgrooves" and "ONE Digital Distribution" ("Company") and WinSonic Digital Media Group, Ltd ("Digital Retailer").

WHEREAS, Digital Retailer desires to sell permanent digital transmissions of Company's content;

WHEREAS, Company is willing to allow the sale of permanent digital transmissions of certain Company content in exchange for Digital Retailer's obligations herein;

NOW THEREFORE, Digital Retailer and Company agree as follows:

1. **Definitions.**

The terms below have the following meanings in this Agreement:

a. "Company Content" means audio sound recordings including related cover art owned and/or controlled by Company which are subject to this Agreement and those audio sound recordings which Company may deliver to Digital Retailer after the initial delivery. Company Content may be delivered via the INgrooves brand ("INgrooves Content") and through the ONE Digital Distribution brand ("ONEDD Content"). The INgrooves Content and ONEDD Content are collectively referred to as "Company Content." Company Content may refer to individual components of Company Content or all of Company Content collectively as the context requires;

b. "Content File" means each individual piece of Company Content and its corresponding metadata as well as all of the following when applicable for each piece of Company Content: parental advisory notices, copyright notices, lyrics of the musical compositions embodied on the "eMaster" and editorial content data;

c. "Device" means any digital player device, cellular phone, or other device that can receive Company Content from another device or network connection, by any means, for playback of Company Content;

d. "Digital Store" means a website or other means of digital transmission and communication owned and/or controlled by Digital Retailer from which a consumer may purchase Company Content. A digital transmission refers to transmission of an entire audio and/or audiovisual "eMaster" and specifically excludes ring tones, ring back tones and true tones;

e. "eMaster" means an individual piece of Company Content delivered to consumers subject to the terms and conditions of this Agreement;

f. "End-User" means Digital Retailer customer who receives eMasters via the internet, over the air download, direct to a digital device, or other method of delivery from Digital Retailer for a specified fee and who is authorized to use eMasters only for personal non-commercial purposes;

g. "Fulfillment Activities" means sales and promotional activities relating to the sale and delivery of eMasters pursuant to the terms and conditions of this Agreement;

h. "Initial Delivery" means the first complete delivery of Company Content to Digital Retailer after the Effective Date. It includes only the Company Content which is subject to this Agreement and is complete when INgrooves makes the Company Content available to Digital Retailer via hard drive, ftp or otherwise. Unless the parties specifically agree otherwise, the Initial Delivery is not subject to Digital Retailer's inability to ingest, upload or make the Company Content available. Deliveries of Company Content which become part of the Company's catalog after the Effective Date are not part of the Initial Delivery.

i. "Revenue" means Company's share of all income, however defined, received by Digital Retailer directly related to the use, performance, distribution, sale and exploitation of Company Content as authorized under this Agreement;

j. "Term" means the period beginning on the Effective Date of this Agreement and continuing for two (2) years from the Effective Date;

k. "Territory" means the world. Company shall notify Digital Retailer of any territorial restrictions on a case by case basis prior to or upon delivery of Company Content to Digital Retailer.

2. **Grant of Rights.**

a. Subject to the terms of this Agreement, Company grants Digital Retailer the non-exclusive right to sell eMasters to End-Users. To fulfill the right to sell, Company grants Digital Retailer the non-exclusive right to:

> (i) create thirty (30) second clips of the eMasters ("Clips"), and to stream the Clips solely in connection with a purchase opportunity for permanent download of eMasters;
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> (iii) promote, sell, and deliver eMasters and associated metadata to End-Users;

b. Digital Retailer is not authorized to exploit Company Content in any manner or form not expressly authorized in this Agreement. Nothing in this Agreement shall be construed to prevent Company from marketing or selling Company Content by any means.

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c. Digital Retailer will not edit, change, or alter any of the Company Content without Company's prior written consent. Digital Retailer may modify metadata as reasonably necessary to correct errors or to add sub-genres.

d. Company and Digital Retailer agree to negotiate in good faith the terms of this Agreement, if applicable, in the event that during the Term Company begins to distribute so-call "major label" content during the Term. "Major label" content for purposes of this Agreement means content released by a record company which is owned by, a subsidiary or affiliate of Sony-BMG, WEA, Universal or EMI or whose records are distributed and released by such record company.

e. Company expressly reserves all rights not explicitly granted to Digital Retailer in this Agreement.

3. **Company Obligations.**

a. Company shall only provide Company Content authorized for use by Digital Retailer under the terms and conditions of this Agreement. However, if during the Term Company loses the rights necessary to authorize Digital Retailer to use Company Content as authorized in this Agreement or, if Company believes in Company's reasonable business judgment that Digital Retailer's continued right to sell any Company Content will substantially harm Company's relations with an applicable rights holder, then Company shall have the right to withdraw Digital Retailer's authorization to use, sell, exploit, or distribute such Company Content. Company shall provide Digital Retailer with written notice of any withdrawal.

b. The Initial Delivery of the Content Files to Digital Retailer shall be via hard drive(s) provided by Digital Retailer, and subsequent ongoing delivery of Content Files shall be via ftp files. However, Company and Digital Retailer may mutually agree on other delivery methods which include but are not limited to WAV files, CD-ROMs, or CDs.

c. Company shall make Content Files available to Digital Retailer no later than when Company makes the same content available for sale by any means of digital transmission, excluding any special promotions, exclusives, or prohibitions regarding Digital Retailer.

4. **Digital Retailer Obligations.**

a. Digital Retailer shall condition sale and delivery of eMasters upon an End-User's acknowledgement of terms of use for such eMasters ("Terms of Use"). Digital Retailer shall assure that the Terms of Use do not transfer to End-Users any commercial, rental, or promotional use rights in the eMasters.

b. Digital Retailer shall be responsible for all costs associated with Digital Retailer's Fulfillment Activities including but not limited to: all of Digital Retailer's costs for third party rights and licenses for Digital Retailer's use of technology, patent fees, software licenses, public performance fees for streaming Clips, credit card processing

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fees, transaction fees and sales taxes. Digital Retailer shall bear the risk of credit card fraud and will guarantee INgrooves payment on all transactions.

c. In the event Company provides Digital Retailer notice regarding the withdrawal of Company Content pursuant to paragraph 3.a. above, Digital Retailer shall promptly remove such Company Content from the Digital Store and all other points of exploitation within twenty-four (24) hours of Company's notice. In addition, Digital Retailer shall promptly destroy and/or return to Company, at Company's option, all Content Files, CDs, digital files, and other materials containing the withdrawn Company Content. In the event that within the first year of the Term Company requests ten percent (10%) or more of the Company Content be removed pursuant to this provision, then Company shall refund to Digital Retailer a portion of the $50,000 fee equal to the percentage of Company Content withdrawn; i.e. 25% withdrawn in the first year, 25% of the fee refunded. In the event that during the second year of the Term Company requests ten percent (10%) or more of Company Content to be removed pursuant to this provision, then Company shall refund to Digital Retailer the proportionate share of the per track delivery fee for the Company Content so removed.

d. Digital Retailer shall assure that at least one-half of Company Content delivered to Digital Retailer is available for sale to End-Users as eMasters within sixty (60) days of Company's delivery to Digital Retailer. Digital Retailer shall have the remaining portion of Company Content available for sale as eMasters to End-Users within one hundred twenty (120) days of Company's Initial Delivery If Digital Retailer does not make Company Content available for sale to End-Users within these time frames, Company may terminate this Agreement immediately in its sole discretion.

e. If Company provides a parental advisory warning in the Content File, Digital Retailer shall conspicuously display such parental advisory. Company shall be responsible for determining parental advisory warning status.

f. If Company provides a copyright notice for Company Content, Digital Retailer shall include such copyright notice in a manner that can be viewed by the End-User of the eMasters.

g. In addition to the accounting statements due to Company addressed below, Digital Retailer shall provide Company daily, weekly and monthly reports, as applicable that include:

(i) the total number of permanent downloads of Company Content and the total aggregate number of permanent downloads of all sound recordings including Company Content;

(ii) a transaction level report with the purchase date, masked user identifier, ISRC, artist name, sound recording title, album title, zip code and payment method;

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h. Digital Retailer must obtain Company's prior written consent before making Company Content available to any third parties. No later than upon execution of this Agreement, Digital Retailer shall provide Company with a list of those third parties to whom Digital Retailer intends to provide the Company Content.

5. **Marketing Commitments.**

a. For INgrooves Content only, Digital Retailer shall guarantee to Company marketing and promotional commitments in the form of four (4) monthly front page features or other applicable campaign either on Digital Retailer's website, or "store-front" for a Company affiliated artist or record label. The features shall encompass at least one side banner a month. Company shall suggest which artist(s) are to be featured, including which are to receive the side banner. Digital Retailer shall create all such banners with final approval from Company, not to be unreasonably withheld. Digital Retailer and Company hereby acknowledge that all promotional and marketing efforts for the ONEDD Content shall remain strictly between Digital Retailer and the corresponding rights owner unless otherwise agreed to in writing by all concerned parties.

b. No later than the Initial Delivery shall Digital Retailer and Company determine a mutually convenient time and manner to have weekly discussions on marketing opportunities for Company Content.

6. **Payments for Company Content.**

a. Digital Retailer shall pay Company the amounts outlined on Exhibit A attached to this Agreement. The sale of each eMaster occurs when the eMaster is successfully delivered to an End-User. Revenue payments to Company accrue at the time that the eMaster is sold.

b. As between Company and Digital Retailer, Digital Retailer shall be responsible for and timely pay: (i) all mechanical royalty payments payable to writers/publishers of the musical compositions embodied on the eMasters for sales of eMasters outside of the United States and (ii) all public performance royalties due to performance rights societies and others designated to collect performance royalties on behalf of writer/publishers of musical compositions embodied on the eMasters.

c. As between Company and Digital Retailer, Company shall be responsible for and timely pay: (i) all record royalties to artists and other royalty participants from sales of eMasters; (ii) all mechanical royalties payable to writers/publishers of musical compositions embodied on the eMasters for sales of eMasters in the United States when such mechanical royalty payments are included as part of the payments due to Company; and, (iii) all payments that may be required under collective bargaining agreements applicable to Company.

d. Digital Retailer will compute Revenue payable to Company after the end of each calendar month, and will deliver to Company a monthly Revenue statement together with payment of the Revenue due reflected on each statement. The Revenue statement will contain the information shown on Exhibit B attached to this Agreement.

LEGAL OK

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Each Revenue statement and accompanying payment is due to Company no later than thirty (30) days after the end of each calendar month. In the event that the Revenue payable to Company in any one month is less than two hundred fifty U.S. dollars ($250), payment for that month does not have to accompany the statement. However, all amounts below two hundred fifty U.S. dollars ($250) will accrue to Company's account and shall be paid in the first month in which Company's account reflects a balance of greater than two hundred fifty U.S. dollars ($250). A statement reflecting that no payment will be made because less than two hundred fifty U.S. dollars ($250) is due shall be sent to Company within thirty (30) days after the end of each such calendar month.

7. Record Keeping and Audit.

a. Digital Retailer shall maintain and keep complete and accurate books and records concerning transactions relating to Digital Retailer's sale of eMasters during the Term and for a minimum of two (2) years after the termination or expiration of the Term.

b. During the Term and for up to two (2) years thereafter (the "Audit Period") Company, at Company's sole cost and expense, may appoint an independent certified public accountant to audit Digital Retailer's applicable books and records for the purpose of verifying the amounts due from Digital Retailer to Company under this Agreement. Such audit shall be conducted upon advance written notice of not less than thirty (30) days, at Digital Retailer's principal place of business or where Digital Retailer's books and records are normally kept. Such audit shall take place during regular business hours and shall not occur more than once during any twelve (12) month period. Company may audit information contained in a particular statement only once and only within two (2) years of the date the respective statement was received by Company. If such examination discloses an underreporting and/or underpayment to Company, Digital Retailer shall promptly pay Company the underpaid amount. If such underreported/underpaid amount exceeds five percent (5%) of the total amount paid to Company during the disputed period, then Digital Retailer shall pay the full cost and expense of such examination.

c. Except for fraud, Company shall be deemed to have consented to all accountings rendered by Digital Retailer two (2) years after Company receives a statement unless Company provides Digital Retailer a written objection within that time. If Company provides Digital Retailer with a written objection, Company shall have three (3) years from the time it receives a statement to commence an action against Digital Retailer on that statement. Company agrees that Digital Retailer's books and records contain "Confidential Information" (as defined below).

8. Names and Likenesses, Promotional Use and Opportunities.

Under the appropriate circumstances, Digital Retailer may use any eMaster artist, band, or album name, solely to promote the sale of the applicable eMaster. Digital Retailer shall not use any eMaster artist or band name to endorse or sponsor Digital Retailer, the Digital Store or any of its services or partners without explicit prior written consent.

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9. Copyright Ownership.

As between Company and Digital Retailer, Company shall remain the sole owner of all right, title, and interest including copyrights and other proprietary rights in and to: (i) the Company Content; (ii) the eMasters; (iii) the Clips; and, (iv) all materials furnished by Company.

10. Press Release.

Neither Company nor Digital Retailer shall make or issue any press release regarding this Agreement or its subject matter without the prior written approval from the other party. Digital Retailer may, as required by law for publicly traded companies, make available such financial information related to this Agreement as necessary to comply with applicable laws and regulations.

11. Data Protection.

a. Company Content in Digital Retailer's control or possession shall reside solely on network servers, workstations, or equivalent devices owned and/or controlled by Digital Retailer ("Digital Retailer Servers") and shall be secured with restricted access.

b. In the event of a security breach of the Digital Retailer Servers that enables unauthorized access to Company Content making it available and/or accessed without payment, then Digital Retailer will disable all means of access to Company Content within twenty-four (24) hours of such security breach. Digital Retailer shall use reasonable efforts to return the level of security of the Digital Retailer Servers to the level existing prior to such security breach within a reasonable period of time, not to exceed fifteen (15) days (the "Cure Period"). Digital Retailer shall continue to block access to Company Content until the security of the Digital Retailer Servers can be restored. In the event that the security level is not restored to at least the same level of security prior to the breach within thirty (30) days following the security breach, then Company, in its sole discretion, shall have the option to terminate this Agreement effective immediately upon Digital Retailer's receipt of notice from Company.

12. Confidentiality.

Company and Digital Retailer shall keep the terms and conditions of this Agreement confidential both during the Term and thereafter, and shall not disclose any information concerning the terms and conditions of this Agreement to any other person or entity. Each party may refer generally to the existence of this Agreement but shall not reveal the terms of this Agreement, including but not limited to the payment provisions, other confidential information, proprietary information, business plans, business models, customers, clients, technology, products, or any other information which either party identifies as confidential (collectively, the "Confidential Information") without the prior written consent of the other party. Either party may disclose the Confidential Information on a "need to know" basis to its attorneys, financial and other advisors who are under a duty of confidentiality to the disclosing party without the prior written consent of the other party so long as those agents are informed of this Confidentiality provision and agree to be bound by it and maintain the Confidential Information confidential. If

required by law or governmental regulation, either party may disclose the Confidential Information only after it provides the other party with notice of the potential disclosure and the other party has the opportunity to narrow the information to be disclosed or dispute the disclosure. Nothing in this provision shall prohibit either party from disclosing that an agreement exists between Company and Digital Retailer so long as the terms and conditions of this Agreement are not disclosed.

13. Warranties and Representations.

Each party warrants and represents that it has full right, power and authority to enter into this Agreement, and to fully perform its obligations hereunder.

a. Each party warrants and represents that it owns or controls the necessary rights in order to make the grant of rights it makes under this Agreement and to fulfill its obligations under this Agreement, and that the exercise of such rights shall not infringe upon the rights of any third party.

b. Each party warrants and represents that it shall not act in any manner which conflicts or interferes with any existing commitment or obligation, and that no agreement previously entered into by such party will interfere with such party's performance of its obligations under this Agreement.

14. Indemnification.

Each party (the "Indemnifying Party") will indemnify, defend, and hold harmless the other party and its affiliates, their respective officers, directors, employees, and agents ("Indemnified Party") from and against any and all losses, liabilities, claims, obligations, costs, and expenses (including reasonable attorney's fees) which result from or arise in connection with or are related in any way to a third party claim resulting from a breach by the Indemnifying Party of any of its representations and warranties in this Agreement, provided such claim has been reduced to a final judgment or settle with the Indemnifying Party's written consent, not to be unreasonably withheld. If a third party asserts a claim or allegation which, if proven, would constitute a breach by the Indemnifying Party of any of its representations, warranties, covenants and or obligations under this Agreement, the Indemnified Party shall promptly notify the Indemnifying Party in writing. The Indemnified Party shall have the right at its own expense to participate in the defense thereof with counsel of its own choosing, provided however that the Indemnifying Party's decision in connection with the defense or settlement of any such claim or demand shall be final. No Indemnified Party shall effect any settlement of any pending or threatened proceeding with respect to which indemnity could have been sought under this Agreement by the Indemnified Party without the prior written consent of the Indemnified Party.

15. Termination and Effect of Termination.

a. Either party shall have the right to terminate this Agreement prior to the expiration of the Term in the event that the other party (i) becomes insolvent; (ii) files a petition in bankruptcy; (iii) makes an assignment for the benefit of creditors; or (iv) breaches any material representation, obligation, or covenant contained in this Agreement

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which breach is not cured with thirty (30) days from the date of notice to the other party's reasonable satisfaction.

b. Unless the parties agree otherwise in writing, this Agreement shall automatically terminate if Company has not received a fully-executed copy of this Agreement and the required payment shown on Exhibit A within thirty (30) and ninety (90) days of Company executing this Agreement as applicable.

c. Company shall have the right to terminate this Agreement upon notice to Digital Retailer for any of the following:

(i) if at the end of the first year of the Term, Digital Retailer has not generated twenty thousand U.S. dollars ($20,000) or more of income payable to and received by Company

(ii) Digital Retailer fails to pay Company as required under this Agreement;

(iii) Digital Retailer fails to launch within thirty (30) days from the Effective Date of this Agreement;

(iv) Digital Retailer changes the functionality of the Digital Store by no longer serving as a website or similar destination from which End-Users can purchase Company Content or if Digital Retailer changes its service from providing downloadable Company Content to other services such as enabling End-Users to create their own mash-ups or ring tones.

d. Expiration or earlier termination of this Agreement shall not relieve Company or Digital Retailer of their respective obligations, including Digital Retailer's obligation to account to and pay Company Revenues and Delivery Fees, where applicable, for the periods prior to such expiration or termination. Sections 6, 7, 9, 12, 13, 14, 15 and 16 of this Agreement shall survive the expiration and/or termination of this Agreement.

e. Upon the expiration or termination of this Agreement, Digital Retailer shall immediately stop the sale, exploitation, distribution, promotion and where applicable, marketing of Company Content and eMasters. Upon the expiration or termination of this Agreement, all Company Content, eMasters, Clips, and all other materials furnished to Digital Retailer by Company or created by Digital Retailer from materials furnished by Company shall be promptly deleted or destroyed at Company's option. If Company chooses destruction, Digital Retailer shall provide an affidavit of destruction in a form satisfactory to Company in Company's sole discretion.

16. General Provisions.

a. No Agency or Joint Venture. The parties agree and acknowledge that the relationship between them is that of independent contractors. This Agreement shall not

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be deemed to create a partnership or joint venture between the parties and neither party is the other's partner, employee, agent, or representative.

b. Contractors. Digital Retailer may contract with third parties to provide Fulfillment Activities on behalf of Digital Retailer so long as such third parties are subject to terms no less restrictive than the terms Digital Retailer is subject to under this Agreement. Digital Retailer shall be responsible for the acts and omissions of such third parties as they relate to this Agreement.

c. Entire Agreement, Modification, Waiver. This Agreement, including any Exhibits and Addendums, contain the entire understanding of the parties relating to the subject matter of this Agreement. This Agreement supersedes all previous agreements or arrangements between the parties relating to the subject of this Agreement. This Agreement cannot be changed or modified except by a writing signed by the parties. A waiver by either party of any term or condition of this Agreement in one instance shall not be deemed or construed as a waiver of such term or condition for the future, or of any subsequent breach thereof. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, such determination shall not affect any other provision of this Agreement, and the unenforceable provision shall be replaced by an enforceable provision that most closely meets the commercial intent of the parties, or if not possible, the remainder of this Agreement shall remain in full force and effect as if such unenforceable provision were not a part hereof.

d. Binding on Successors. This Agreement may not be assigned by either party without the other's prior written consent except in the case of a sale of at least a controlling interest of a party's assets or a merger. This Agreement will bind each of the parties respective permitted assigns and successors in interest.

e. Notices. Notices and communication desired or required between the parties may be via e-mail transmission, provided however that the sending party obtains proof of receipt from the recipient by either return e-mail, follow up telephone call, or facsimile. Notices regarding a breach of this Agreement, termination or the indemnification of one party by the other shall be in writing and delivered in any of the following ways: personally, via a commercial carrier which provides proof of delivery whether or not such delivery is made overnight with the postage prepaid. Notices are effective upon receipt.

If to COMPANY:

Matt Burns
CAO/General Counsel
INgrooves
444 Spear Street, Suite 213
San Francisco, CA 94105
(415) 489-7049 facsimile
(415) 489-7000 telephone

LEGAL OK

matt@ingrooves.com

with a courtesy copy to (which copy shall not constitute notice nor impair the notice desired to be given):

Maia T. Spilman, Esq.
INgrooves - NYC
10 East 23rd Street, Suite 600
New York, NY 10010
(212) 228-0065 facsimile
(212) 228-8667 telephone
maia@ingrooves.com

If to Digital Retailer:

WinSonic Digital Media Group, Ltd
101 Marietta Street, Suite 2600
Atlanta, GA 30303
(404) 230-5710 facsimile
(404) 230-5705, ext. 2233 telephone
winston@winsonic.net

with a courtesy copy to (which copy shall not constitute notice nor impair the notice desired to be given):

David L Kovacs
Hogan & Hartson
875 Third Avenue
New York, NY 10022
(212) 918-8218 telephone
(212) 918-3100 facsimile

f. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without giving effect to any choice of law principles or conflict of laws principles. Any controversy, action, or proceeding regarding this Agreement or any transaction resulting from or related to this Agreement shall be brought in the courts, state and/or federal, of the State of California which shall have sole and exclusive jurisdiction over such action(s). By signing below, each party irrevocably waives any objection or defense of personal jurisdiction or forum non conveniens it may otherwise possess.

g. Headings. The titles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

The parties have executed this Agreement effective on the date first written above.

WinSonic Digital Media Group, Ltd

By: [signature]
Name: Winston D. Johnson
Title: Chairman / CEO
Date: 10-10-08

Isolation Networks, Inc.
d/b/a "INgrooves" and "ONE Digital Distribution"

By: [signature]
Name: Adam Hiles
Title: EVP
Date: 10/10/08

EXHIBIT A

Payments to Company include:

a. Fifty thousand U.S. dollars ($50,000) one time fee payable twenty-five thousand dollars upon Company's execution of this Agreement and twenty-five thousand dollars ($25,000) no later than ninety (90) days thereafter. This includes delivery of all Content Files in Company's catalog at the time of execution of this Agreement, i.e. all INgrooves Content and all ONEDD Content, and is non-recoupable;

b. Twenty U.S. cents ($0.20) for each individual Content File delivered to Digital Retailer after the initial delivery of Content Files;

c. Seventy Percent (70%) of the retail price paid by the End-User for each eMaster transmitted as a "single" and for each multi-eMaster "album," compilation or bundle;

(i) In no event shall the Revenue payable to Company for each eMaster transmission be less than seventy U.S. cents ($0.70). The price for a Multi-eMaster album shall not exceed the aggregate price of the single eMasters on the album if sold separately as single eMasters.

d. Company and Digital Retailer shall in good faith determine on a case by case basis the Revenue payable to Company for: Short Multi-eMaster albums, "Multi-disc" album sets and other configurations not listed above and which the parties wish to include under this Agreement.

Exhibit B

Column	Data Field	Data Field Requirement	Data Field Description
A	[redacted]	Required for non-mobile album sales	Trade item identification number for albums
B	[redacted]	Required for non-mobile sales if available	Album identifier chosen by the label
C	[redacted]	Required for individual song, video, ringtone, wallpaper, etc.	International standard recording code for an individual asset
D	[redacted]	Required	How many units of the "line item" were sold
E	[redacted]	Required	The amount the retailer charges per item, in the retailer's local currency
F	[redacted]	Required	Column "D" multiplied by column "E"
G	[redacted]	Required, if applicable	Retailer specific deductions applied before INgrooves split as outlined in your agreement. This could include allowable such as returns, exchanges, charge backs, credit card fees etc.
H	[redacted]	Required, if applicable	Column "G" subtracted by column "F"
I	[redacted]	Required	INgrooves revenue share according to contractual agreement
J	[redacted]	Required	Column "H" multiplied by column "I"
K	[redacted]	Required	Retailer Reporting currency
L	[redacted]	Required	Exchange rate
M	[redacted]	Required	Column "H" multiplied by column "L"
N	[redacted]	Required	Name of the record label that released the album or song
O	[redacted]	Required	Performer name
P	[redacted]	Required for non-mobile sales	Title of the release containing the album assets
Q	[redacted]	Required for non-album sales	Title of the individual song , video, ringtone, wallpaper, etc.

R	[redacted]	Required only if it's a mix, or another version, not required for Mobile retailers	Song version
S	[redacted]	Not required	Territory of the Retailer hosting the media
T	[redacted]	Not required	Country the customer was in at time of sale
U	[redacted]	Required only if sale is made via another retailer	Retailer distribution affiliate or partner if any.
V	[redacted]	Required	Accepted values: album, tracks, ringtone, polyphonic/music/sound/voice ringtone, ringback, polyphonic/music/sound/voice ringback, wallpaper, video
W	[redacted]	Required	Accepted values: sale, return, promotion, or upgrade
X	[redacted]	Not required	Anonymous customer identifier assigned by the Retailer
Y	[redacted]	Required	Date sale was transacted

File Format: Comma or tab delimited text files or Excel spreadsheets are accepted
Notes: Report should include all columns regardless of whether there is data to report in the data field

LEGAL OK